Exhibit 5.8

CONSENT OF EXPERT

The undersigned hereby consents to the use of my name and references to, excerpts from, and summaries of the Technical Report entitled “NI 43-101 Technical Report Update on the Ying Ag-Pb-Zn Property in Henan Province, People’s Republic of China” prepared for Silvercorp Metals Inc. (the “Company”), dated effective July 31, 2020 in the Company’s Form F-10 Registration Statement being filed with the United States Securities and Exchange Commission, and any amendments thereto, and the documents incorporated by reference therein.

/s/ Robert Chesher
Robert Chesher, FAusIMM(CP)
And on behalf of AMC Mining Consultants (Canada) Ltd
November 30, 2020